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                                                                    EXHIBIT 99.1

                             [NEOTHERAPEUTICS LOGO]

NeoTherapeutics Raises $5 Million for 10% of its Functional Genomics Subsidiary, NeoGene Technologies


           FINANCING WILL SUPPORT GENETIC RESEARCH THAT MAY IDENTIFY
               THE "NEXT GENERATION" OF DRUG DEVELOPMENT TARGETS

Irvine, California, September 25, 2000 -- NeoTherapeutics, Inc. (NASDAQ: NEOT; NEOTW) today announced that it has raised $5 million through the private placement with institutional investors of preferred stock that is convertible into a 10% ownership of its functional genomics research subsidiary, NeoGene Technologies, Inc. Proceeds from the sale will be used to fund the expansion and ongoing research activities of NeoGene.

"We are pleased that investors are beginning to recognize the value of our NeoGene subsidiary," said Dr. Alvin J. Glasky, Chief Executive Officer of NeoTherapeutics and President of NeoGene. "This financing enables NeoGene to accelerate the expansion of its research and development efforts and demonstrates the significant value of NeoTherapeutics' remaining approximate 80 percent ownership interest in NeoGene Technologies. NeoGene now has the financial resources necessary to build on its position as a leader in the identification of orphan receptors, and to put the genes to work as a target to develop drugs with the potential to treat neurological, psychiatric and other disorders."

NeoGene Technologies, Inc. was created in October 1999 by NeoTherapeutics in collaboration with Dr. Olivier Civelli, a world-renowned genetic researcher and pharmacologist and his team at the University of California, Irvine. NeoGene's research team has discovered the function of more orphan receptors than other groups in the field of functional genomics. NeoGene is a functional genomics company that is taking the next step, after the well-publicized sequencing of the human genome, to study and understand the functions of individual genes. NeoGene's research is aimed at the discovery of the function of a large set of genes known as "orphan receptors." These receptors act as "locks" that control various processes within the cells to which they are attached. NeoGene's proprietary technology identifies the biological agent that acts as key for each orphan receptor and therefore "unlocks" the biochemical process of that cell. Once the actual process unlocked is analyzed and understood, it can be used as a target for the development of a "next generation" drug. NeoGene's research team has already "unlocked" receptors that may enable the treatment of epilepsy hypertension and obesity.

The institutional investors received 5% convertible preferred stock in NeoGene and 5-year warrants to purchase up to an additional 2% of NeoGene common stock that, if exercised for cash, could raise as much as another $1.0 Million. In addition, the investors were granted 5-year warrants to purchase 80,000 shares of NeoTherapeutics common stock at an exercise price of $10.47 per share. The NeoGene preferred stock is convertible into NeoGene common stock automatically upon the closing of a NeoGene public offering that meets certain criteria. Under certain circumstances, the investors have the right to exchange the convertible preferred stock of NeoGene for convertible preferred stock or convertible debentures of NeoTherapeutics.
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NeoTherapeutics Raises $5 Million for 10% of its Functional Genomics Subsidiary,
NeoGene Technologies
September 25, 2000
Page 2

NeoGene's parent company, NeoTherapeutics, Inc., is a leader in the field of nerve regeneration. The company's most advanced drug candidate, Neotrofin(TM), is currently being developed for Alzheimer's disease as its first indication, and is being tested in late-stage, controlled clinical studies involving some 2000 patients worldwide. In animal models of cognitive decline, aging and spinal cord injury, Neotrofin(TM) has been shown to restore function. Recent data has also demonstrated the ability of Neotrofin(TM) to reduce beta-amyloid accumulation in cell culture.

NeoTherapeutics' research and development program is focused on designing and developing small molecules capable of treating neurological diseases and conditions such as, peripheral neuropathy, spinal cord injury, stroke and Parkinson's disease. Additional compounds in NeoTherapeutics' product pipeline address other health issues such as migraine, depression and obesity. For additional Company information, visit the NeoTherapeutics web site at www.neotherapeutics.com.

This press release may contain forward-looking statements regarding future events and the future performance of NeoTherapeutics that involve risks and uncertainties that could cause actual results to differ materially. These risks are described in further detail in the Company's reports filed with the Securities and Exchange Commission.

CONTACT:
Carol Gruetter
Investor Relations
NeoTherapeutics, Inc.
Phone (949) 788-6700 or
E-mail: cgruetter@neotherapeutics.com